Exhibit (J)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust: PAS Small Cap Fund of Funds of our report dated April 23, 2007; PAS International Fund of Funds, and PAS U.S. Opportunity Fund of Funds of our reports dated April 24, 2007 on the financial statements and financial highlights included in the February 28, 2007 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2007